Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

Supplementing the Indenture dated as of February 16, 2018

AVADEL FINANCE CAYMAN LIMITED, as Notes Issuer

and

AVADEL PHARMACEUTICALS PLC, as Guarantor

and

THE BANK OF NEW YORK MELLON, as Trustee

4.50% Exchangeable Senior Notes due 2023

Dated as of February 6, 2019

FIRST SUPPLEMENTAL INDENTURE, dated as of February 6, 2019 (this “First Supplemental Indenture”), by and among Avadel Finance Cayman Limited, a Cayman Islands exempted company limited by its shares (the “Company”), Avadel Pharmaceuticals plc, a public limited company incorporated under the laws of Ireland (“Avadel”), and The Bank of New York Mellon, a New York banking corporation (the “Trustee”), as Trustee under the Indenture dated as of February 16, 2018 by and among the Company, Avadel and the Trustee (the “Indenture”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture.

RECITALS

WHEREAS, the Company and Avadel have heretofore executed and delivered to the Trustee the Indenture providing for the issuance of $143,750,000 aggregate principal amount of 4.50% Exchangeable Senior Notes due 2023 (the “Notes”).

WHEREAS, Avadel Specialty Pharmaceuticals, LLC, a Delaware limited liability company (“Specialty Pharma”), is an indirect, wholly owned subsidiary of Avadel.

WHEREAS, Specialty Pharma intends to become the subject of a voluntary case (the “Bankruptcy Case”) under the United States federal bankruptcy laws (the “Bankruptcy Code”) before the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” and, such case, the “Specialty Pharma Bankruptcy Proceeding”).

WHEREAS, in connection with the Bankruptcy Case, Specialty Pharma intends to transfer or otherwise dispose of any or all of its assets pursuant to (x) one or more orders entered by the Bankruptcy Court pursuant to the Bankruptcy Code or (y) a plan of reorganization or liquidation, in either case as confirmed by the Bankruptcy Court (each, a “Specialty Pharma Asset Transfer”).

WHEREAS, Section 6.01(i) of the Indenture provides, among other things, that the commencement of a voluntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy or similar laws with respect to the Company, Avadel or any Significant Subsidiary is an Event of Default.

WHEREAS, Specialty Pharma is a Significant Subsidiary for all purposes under the Indenture.

WHEREAS, Section 11.01 of the Indenture provides, among other things, that neither the Company nor Avadel shall consolidate or enter into a scheme or arrangement with, merge with or into, or sell, convey, transfer or lease all or substantially all of their respective properties and assets to, another Person except under certain conditions specified therein.

WHEREAS, the Company and Avadel desire to amend Sections 1.01, 6.01(i) and 11.01 of the Indenture to ensure that neither the Specialty Pharma Bankruptcy Proceeding, nor any Specialty Pharma Asset Transfer, will result in an Event of Default under the Indenture or otherwise violate the Notes or the Indenture.

WHEREAS, pursuant to Sections 10.05 and 17.06 of the Indenture, there have been delivered to the Trustee on the date hereof an Officers’ Certificate and Opinion of Counsel certifying, among other things, that all conditions precedent under the Indenture relating to execution and delivery of this First Supplemental Indenture have been complied with.

WHEREAS, the Holders of at least a majority of the aggregate principal amount of the Notes then outstanding have consented to the amendments to the Indenture set forth herein pursuant to Section 10.02 of the Indenture.

WHEREAS, all things necessary to make this First Supplemental Indenture a valid supplement to the Indenture, according to the terms of this First Supplemental Indenture and the terms of the Indenture, have been done.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01 References. Each reference to a particular section set forth in this First Supplemental Indenture shall, unless otherwise stated or the context otherwise requires, refer to this First Supplemental Indenture.

ARTICLE 2

AMENDMENTS

Section 2.01 Amendment to Section 1.01 of the Indenture. Section 1.01 of the Indenture is hereby amended by adding the following definitions (each of which shall be included in alphabetical order within Section 1.01):

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Specialty Pharma” means Avadel Specialty Pharmaceuticals, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Avadel.

“Specialty Pharma Asset Transfer” means any transfer or other disposition of any or all of Specialty Pharma’s assets to one or more Persons other than any Affiliate pursuant to (x) one or more orders entered by the Bankruptcy Court pursuant to the Bankruptcy Code or (y) a plan of reorganization or liquidation, in either case as confirmed by the Bankruptcy Court.

“Specialty Pharma Bankruptcy Proceeding” means a voluntary case commenced pursuant to any chapter or provision of the Bankruptcy Code before the Bankruptcy Court no later than February 15, 2019.

Section 2.02 Amendment to Section 6.01(i) of the Indenture. Section 6.01(i) of the Indenture is hereby amended and restated in its entirety to read as follows:

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“(i) the Company, Avadel or any Significant Subsidiary of Avadel shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company, Avadel or any such Significant Subsidiary or its debts under any bankruptcy, insolvency, examinership or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, examiner, liquidator, custodian or other similar official of the Company, Avadel or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; provided, that, notwithstanding the foregoing, the commencement and prosecution of the Specialty Pharma Bankruptcy Proceeding shall not constitute an Event of Default;”

Section 2.03 Amendment to Section 11.01 of the Indenture. Section 11.01 of the Indenture is hereby amended by adding the following to the last paragraph of Section 11.01:

“Anything to the contrary (including without limitation the preceding sentence) notwithstanding, and for the avoidance of doubt, any Specialty Pharma Asset Transfer shall not be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of Avadel to another Person.”

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01 Confirmation of Indenture. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.02 Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, AVADEL, AND THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE.

Section 3.03 Separability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.04 Counterparts. This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same document.

Section 3.05 Effect of Headings. The Section headings herein are for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

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Section 3.06 Trustee Makes No Representations. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals of fact contained herein shall be taken as statements solely of the Company and Avadel, and the Trustee assumes no responsibility for the correctness or sufficiency thereof.

Section 3.07 Successors and Assigns. All agreements of the Company and Avadel in this First Supplemental Indenture shall bind their respective successors.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

AVADEL FINANCE CAYMAN LIMITED,
a Cayman Island exempted company limited by its shares

By:	/s/ Michael F. Kanan
	Name:	Michael F. Kanan
	Title:	Treasurer

AVADEL PHARMACEUTICALS PLC,
a public limited company incorporated under the laws of Ireland

By:	/s/ Michael F. Kanan
	Name:	Michael F. Kanan
	Title:	Senior Vice President and
Chief Financial Officer

[Signature Page to First Supplemental Indenture (Exchangeable Senior Notes due 2023)]

THE BANK OF NEW YORK MELLON, as
Trustee

By:	/s/ Wanda Camacho
	Name:	Wanda Camacho
	Title:	Vice President

[Signature Page to First Supplemental Indenture (Exchangeable Senior Notes due 2023)]